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                                   EXHIBIT 11

                        Golden West Financial Corporation
        Statement of Computation of Basic and Diluted Earnings Per Share
                 (Dollars in thousands except per share figures)


                                                              Three Months Ended             Nine Months Ended
                                                                 September 30                  September 30
                                                          ---------------------------   ----------------------------
                                                             1998           1997            1998           1997
                                                          ------------   ------------   -------------  -------------

Earnings Before Extraordinary Item                        $   108,021    $    90,007    $    335,052   $    260,658

Extraordinary Item, Net of Tax                                 (4,801)           -0-         (12,511)           -0-
                                                          ------------   ------------   -------------  -------------
Net Earnings                                              $   103,220    $    90,007    $    322,541   $    260,658
                                                          ============   ============   =============  =============

Weighted Average Shares                                    57,562,090     56,740,342      57,343,932     56,980,399
    Add:  Options outstanding at period end                 1,836,505      2,508,310       1,836,505      2,508,310
    Less:  Shares assumed purchased back with
              proceeds of options                           1,215,753      1,492,334       1,183,361      1,567,674
                                                          ------------   ------------   -------------  -------------
Diluted Average Shares Outstanding                         58,182,842     57,756,318      57,997,076     57,921,035
                                                          ============   ============   =============  =============

Basic Earnings Per Share Calculation:
  Basic Earnings Per Share Before Extraordinary Item      $      1.87    $      1.59    $       5.84   $       4.57
  Extraordinary Item, Net of Tax                                (0.08)          0.00           (0.22)          0.00
                                                          ------------   ------------   -------------  -------------
  Basic Earnings Per Share                                $      1.79    $      1.59    $       5.62   $       4.57
                                                          ============   ============   =============  =============

Diluted Earnings Per Share Calculation:
  Diluted Earnings Per Share Before Extraordinary Item    $      1.85    $     1.56     $      5.78    $       4.50
  Extraordinary Item, Net of Tax                                (0.08)         0.00           (0.22)           0.00
                                                          ------------   ------------   -------------  -------------
  Diluted Earnings Per Share                              $      1.77    $     1.56     $      5.56    $       4.50
                                                          ============   ============   =============  =============
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